Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                                                                                 Contact:        Dana Bolden
                                (404) 676-2683

THE COCA-COLA COMPANY ANNOUNCES NEVILLE ISDELL

WILL NOT STAND FOR RE-ELECTION TO BOARD OF DIRECTORS;

BOARD INTENDS TO ELECT MUHTAR KENT AS CHAIRMAN

ATLANTA, Dec.11, 2008 – The Coca-Cola Company announced today that it received a letter from its Chairman of the Board, Neville Isdell, confirming that, consistent with the succession plan announced in December 2007, he will not stand for re-election to the Board of Directors at the April 2009 Annual Meeting of Shareowners. James D. Robinson III, Presiding Director of The Coca-Cola Company, also announced that the Board intends to elect President and Chief Executive Officer Muhtar Kent to succeed Mr. Isdell as Chairman of the Board following the April Annual Meeting of Shareowners.

“I have always believed that well-conceived and well-executed succession planning is a vital responsibility of public company boards,” said Mr. Isdell. “We met that responsibility when we announced one year ago just such a plan, including placing the future leadership of the Company in the experienced and talented hands of Muhtar Kent, who is providing outstanding leadership as he manages both for today and tomorrow.”

About The Coca-Cola Company

The Coca-Cola Company is the world's largest beverage company, refreshing consumers with more than 450 sparkling and still brands. Along with Coca-Cola, recognized as the world's most valuable brand, the Company's portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, PowerAde, Minute Maid and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of 1.5 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our Web site at www.thecoca-colacompany.com.

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